EXHIBIT NO. 23.1
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                        CONSENT OF INDEPENDENT AUDITORS
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The Board of Directors
Webster Financial Corporation


We consent to the incorporation by reference in the registration statements (Nos. 33-13244 and 33-38286) of Form S-8 of Webster Financial Corporation of our report dated November 11, 1997 relating to the consolidated statements of condition of Webster Financial Corporation and subsidiares as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the January 26, 1998 current report on Form 8-K/A No.2 of Webster Financial Corporation.



KPMG Peat Marwick LLP



Hartford, Connecticut
January 26, 1998